Exhibit 99.1

07-04
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION REPORTS 2006 RESULTS & ISSUES 2007 GUIDANCE
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

•	2006 Annual EPS of $1.40 excluding one-time items
•	2007 EPS between $1.60 and $1.70
•	Increases driven by interstate pipeline and midstream segments

HOUSTON, March 1, 2007 - Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders from continuing operations of $217.1 million ($1.70 per fully diluted share; hereafter referred to as “per share”) on operating revenue of $2.3 billion, compared with $153.1 million ($1.20 per share) on operating revenue of $1.3 billion in the prior year. Excluding certain one-time and non-recurring items, net earnings available for common stockholders from continuing operations would have been $181.2 million ($1.40 per share). Net earnings available for common stockholders were $46.8 million ($.40 per share) in 2006 compared to $3.3 million ($.03 per share) in 2005.

	Year ended December 31,
		2006	2006
($000s, except per share amounts)	2005	Adjusted	As reported
Operating revenue	$1,266,882	$2,340,144	$2,340,144
After-tax adjustment for selected items	$-	$(35,904)	$-
Net earnings from continuing operations	$153,096	$181,179	$217,083
Net earnings from continuing operations per share	$1.20	$1.40	$1.70

For the year ended December 31, 2006, Southern Union reported earnings before interest and taxes from continuing operations (“EBIT”) of $536.4 million, compared with $331.6 million in the prior year. Excluding certain one-time and non-recurring items, EBIT would have been $482.2 million, a forty-five percent increase over the prior year.

Selected items in 2006 include a $74.8 million book gain resulting from the company’s exchange of its ownership interest in Transwestern Pipeline Company for increased ownership in Citrus Corp., offset by $14.2 million of non-recurring transaction related bonuses paid to executive management, $6.5 million related to the write-down in carrying value of the company’s Scranton office and $18.2 million increase in income taxes associated with the tax impact of the selected items and the reversal of income tax expense as a result of the conclusion of an IRS audit.

Earnings from discontinued operations relate to the sales of the company’s Pennsylvania and Rhode Island natural gas distribution assets, which closed on August 24, 2006.

The increase in operating results was primarily attributable to improvement in Southern Union’s transportation and storage segment and the inclusion of the gathering and processing business, partially offset by lower contributions from the distribution segment. The transportation and storage segment recorded EBIT of $417.5 million for the year ended December 31, 2006, compared with $281.3 million for the same period in 2005. Results for 2006 include a one-time, $74.8 million gain resulting from the company’s exchange of its ownership interest in Transwestern Pipeline Company for increased ownership in Citrus Corp. The remainder of the improvement was derived primarily from expansions at the company’s Trunkline LNG (liquefied natural gas) import facility and higher transportation revenues. The company’s gathering and processing segment, Southern Union Gas Services, recorded adjusted EBIT, including the cash settlement value of put options not included in earnings, of $126.2 million for the ten months ended December 31, 2006. The EBIT contribution from continuing operations in 2006 from the distribution segment was $41.9 million, compared with $61.7 million in 2005.

Commenting on the year, George L. Lindemann, chairman, president and CEO, said, “2006 was another significant year in the ongoing transformation of Southern Union. We made great strides towards becoming more of a pure-play natural gas midstream company We are confident this transformation will afford greater growth opportunities to the company and will allow us to unlock considerable value for our shareholders.”

Senior executive vice president Eric D. Herschmann added, “We are very pleased with our results for 2006. We are even more excited about the growth that we expect to achieve through 2009 from contracted projects that are well underway.”

Key Factors Impacting 2006 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $417.5 million, compared with $281.3 million in the prior year. The increase was attributable to the aforementioned one-time gain of $74.8 million, improved results at Trunkline LNG driven by a $49.3 million increase in terminalling revenue related to the Phase I & II expansions placed in service during the year and increased transportation and storage revenue of $17.0 million.

•
The gathering and processing segment reported EBIT of $62.6 million for the ten months ended December 31, 2006. Operating cash flow for the segment, which is calculated as EBIT, plus depreciation expense, plus any cash settlement related to the company’s put options not included in EBIT, less any other non-cash items was $173.5 million for the same period. The company did not own the gathering and processing assets in the prior comparable period.

•
EBIT for the company’s ongoing distribution segment (predominantly Missouri Gas Energy) decreased $19.8 million to $41.9 million. The decrease was due to a $9.7 million decrease in net operating revenue primarily resulting from warmer than normal weather, a $6.8 million increase in taxes primarily due to a property tax refund received in 2005 and a $2.9 million increase in operating expenses primarily due to higher bad debt expense in 2006.

•
Interest expense increased $81.6 million to $210.0 million for the year. The company’s $1.6 billion bridge loan accounted for approximately $49.2 million of the increase. Debt issuance cost amortization related to the bridge loan accounted for another $7.8 million during the year. The company repaid the bridge loan using proceeds from its local distribution company asset sales on August 24, 2006 and the issuance of $600 million of its 7.2% fixed/floating rate junior subordinated notes in October 2006. The remainder of the increase was due to higher average debt balances and higher average interest rates.

•
Corporate and Other reported EBIT of $14.3 million, an increase of $25.7 million over the prior year. The increase was due primarily to a $37.2 million mark-to-market gain on put options for the pre-acquisition period associated with the March 1, 2006 acquisition of Sid Richardson Energy Services, the negative impact of $14.2 million of non-recurring transaction related bonuses paid to executive management in 2006, and $6.5 million related to the write-down in carrying value of the company’s Scranton office. In 2005, the company had recorded net expense of approximately $10.1 million related primarily to the impairment of an investment in a technology company, to record a liability for the guarantee by a subsidiary of the company of a line of credit between a technology company and a bank, and non-cash compensation expense related to separation agreements with former executives.

2007 Earnings Guidance

Southern Union expects 2007 net earnings to be in the range of $1.60 to $1.70 per fully diluted share.

Annual Report on Form 10-K

Southern Union will provide additional information about its 2006 results in its annual report on Form 10-K expected to be filed today with the Securities and Exchange Commission. Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss annual results, recent events and outlook. To access the call, dial 800-510-9661 (international callers dial 617-614-3452) and enter the passcode 81108224. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 52642761.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate more than 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves approximately half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Select Financial Information
The following table sets forth certain select financial information for the company for the years ended December 31, 2006 and 2005, the six months ended December 31, 2004 and the year ended June 30, 2004.

	Year Ended	Year Ended	Six Months Ended	Year Ended
	December 31,	December 31,	December 31,	June 30,
	2006	2005	2004	2004
	(In thousands, except per share amounts)

Operating revenues	$2,340,144	$1,266,882	$517,849	$1,149,268

Operating expenses:
Cost of gas and other energy	1,377,147	529,450	184,299	456,291
Revenue-related taxes	35,281	40,080	14,399	34,806
Operating, maintenance and general	381,844	302,025	158,566	301,728
Depreciation and amortization	152,103	92,562	47,393	87,735
Taxes, other than on income and revenues	38,684	33,648	20,248	41,388
Total operating expenses	1,985,059	997,765	424,905	921,948
Operating income	355,085	269,117	92,944	227,320

Other income (expenses):
Interest	(210,043)	(128,470)	(61,597)	(121,376)
Earnings from unconsolidated investments	141,370	70,742	4,745	200
Other, net	39,918	(8,241)	(19,138)	324
Total other expenses, net	(28,755)	(65,969)	(75,990)	(120,852)

Earnings from continuing operations before income taxes	326,330	203,148	16,954	106,468

Federal and state income taxes	109,247	50,052	9,906	42,053

Net earnings from continuing operations	217,083	153,096	7,048	64,415

Discontinued operations:
Earnings (losses) from discontinued operations before
income taxes	(2,369)	(111,588)	11,744	76,660
Federal and state income taxes	150,583	20,825	4,021	27,050
Net earnings (losses) from discontinued operations	(152,952)	(132,413)	7,723	49,610

Net earnings	64,131	20,683	14,771	114,025

Preferred stock dividends	(17,365)	(17,365)	(8,683)	(12,686)

Net earnings available for common stockholders	$46,766	$3,318	$6,088	$101,339

Net earnings available for common stockholders from
continuing operations per share:
Basic	$1.74	$1.24	($0.02)	$0.64
Diluted	$1.70	$1.20	($0.02)	$0.63

Net earnings (losses) available for common stockholders per
share:
Basic	$0.41	$0.03	$0.07	$1.26
Diluted	$0.40	$0.03	$0.07	$1.24
Cash dividends declared on common stock per share:	$0.40	N/A	N/A	N/A

Weighted average shares outstanding:
Basic	114,787	109,395	87,314	80,432
Diluted	117,344	112,794	87,314	81,480

Select Financial Information Continued

The following table sets forth certain select financial information for the company’s segments and a reconciliation of EBIT to net earnings for the years ended December 31, 2006 and 2005, the six months ended December 31, 2004 and the year ended June 30, 2004.

	Year	Year	Six Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	June 30,
Segment Data	2006	2005	2004	2004
	(In thousands)
Revenues from external customers:
Transportation and Storage	$577,182	$505,233	$242,743	$490,883
Gathering and Processing	1,090,216	-	-	-
Distribution	668,721	752,699	273,597	655,696
Total segment operating revenues	2,336,119	1,257,932	516,340	1,146,579
Corporate and other	4,025	8,950	1,509	2,689
	$2,340,144	$1,266,882	$517,849	$1,149,268

Depreciation and amortization:
Transportation and Storage	$72,724	$62,171	$30,159	$59,988
Gathering and Processing	47,321	-	-	-
Distribution	30,353	29,447	16,527	26,582
Total segment depreciation and amortization	150,398	91,618	46,686	86,570
Corporate and other	1,705	944	707	1,165
	$152,103	$92,562	$47,393	$87,735

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$141,310	$70,618	$4,761	$200
Gathering and Processing	(188)	-	-	-
Corporate and other	248	124	(16)	-
	$141,370	$70,742	$4,745	$200

Other income (expense), net:
Transportation and Storage	$3,354	$571	$89	$7,210
Gathering and Processing	1,571	-	-	-
Distribution	(2,130)	(2,598)	(1,397)	(1,920)
Total segment other income (expense), net	2,795	(2,027)	(1,308)	5,290
Corporate and other	37,123	(6,214)	(17,830)	(4,966)
	$39,918	$(8,241)	$(19,138)	$324

Segment performance:
Transportation and Storage EBIT	$417,536	$281,344	$94,971	$200,912
Gathering and Processing EBIT	62,630	-	-	-
Distribution EBIT	41,883	61,698	4,266	39,611
Total segment EBIT	522,049	343,042	99,237	240,523
Corporate and other	14,324	(11,424)	(20,686)	(12,679)
Interest	210,043	128,470	61,597	121,376
Federal and state income taxes	109,247	50,052	9,906	42,053
Net earnings from continuing operations	217,083	153,096	7,048	64,415
Net earnings from discontinued operations
before income taxes	(2,369)	(111,588)	11,744	76,660
Federal and state income taxes (benefit)	150,583	20,825	4,021	27,050
Net earnings (loss) from discontinued operations	(152,952)	(132,413)	7,723	49,610
Net earnings (loss)	64,131	20,683	14,771	114,025
Preferred stock dividends	17,365	17,365	8,683	12,686
Net earnings available for common stockholders	$46,766	$3,318	$6,088	$101,339

The company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the company’s consolidated subsidiaries and unconsolidated investments. The company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select financial information for the company as of and for the years ended December 31, 2006 and 2005.

	December 31,
	2006	2005
	(In thousands of dollars)
Total assets	$ 6,782,790	$ 5,836,819
Long Term Debt	2,689,656	2,049,141
Short term debt and notes payable	561,011	546,648
Preferred stock	230,000	230,000
Common equity	1,820,408	1,624,069
Total capitalization	5,301,075	4,449,858

	Year ended December 31,
	2006	2005
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$458,805	$218,637
Changes in working capital	65,226	(137,978)
Net cash flow provided by operating activities
before changes in working capital	393,579	356,615
Net cash flow used in investing activities	(806,804)	(282,529)
Net cash flow provided by financing activities	336,812	50,777

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